EXHIBIT 99.1

KBR Appoints Lieutenant General Wendy M. Masiello, USAF (Ret.) to Board

HOUSTON - August 24, 2017 - KBR, Inc. (NYSE: KBR) announced today the appointment of Lieutenant General Wendy M. Masiello, USAF (Ret.) as a member of the KBR Board of Directors effective August 18, 2017. General Masiello has been appointed to serve on the Audit and the Health, Safety, Security, Environment and Social Responsibility Committees of the KBR Board of Directors.
General Masiello retired as a Three-Star General of the U. S. Air Force on July 1, 2017. Prior to her retirement, she served as Director of the Defense Contract Management Agency from May 2014 to May 2017. In this assignment, General Masiello oversaw a $1.4 billion Defense agency that provided 12,000 people around the world in oversight of 20,000 contractors performing 340,000 Defense and Federal contracts valued at $6 trillion. Her oversight included business system approvals, quality compliance, production capacity and delivery timeliness, and payment authorizations of $500 million each day across the spectrum of Defense technologies. General Masiello was also the key advisor to Defense leaders regarding corporate performance.
During the period of May 2011 to May 2014, General Masiello served as Deputy Assistant Secretary (Contracting), Office of the Assistant Secretary of the Air Force for Acquisition. In this role, she was the Senior Contracting official in the Air Force and set contract policy and procedures, set standards for an 8,000 person contracting workforce, and maximized performance through an innovative virtual organizational structure following a 30% reduction of personnel at key headquarters locations. General Masiello also advised on acquisition and incentive strategies for major United States Air Force acquisitions.
"Wendy has had a very accomplished career in the United States Air Force, and we are excited to welcome her to KBR's Board of Directors," said Mr. Loren Carroll, Chairman of the Board of KBR. "We believe her strong government experience will be extremely valuable in light of the expansion of KBR's Government Services business."
General Masiello is a resident of Alexandria, Virginia. She holds a Bachelor of Business Administration degree in marketing from Texas Tech University in Lubbock and a Master of Science degree in logistics management (contracting and manufacturing management) from the Air Force Institute of Technology, Wright-Patterson AFB in Ohio. General Masiello is a distinguished graduate of the Squadron Officer School and the Air Command and Staff College, Maxwell AFB, Alabama, and she completed the Program Management Course from the Defense Systems Management College, Fort Belvoir, Virginia. General Masiello is a distinguished graduate with a Master of Science degree in national resource strategy and completed the Senior Acquisition Course from the Industrial College of the Armed Forces, Fort Lesley J. McNair, Washington, D.C. She is a graduate of the Joint and Combined Warfighting School, Joint Forces Staff College, Norfolk, Virginia and the Harvard Kennedy School's Senior Managers in Government, Boston, Massachusetts.

About KBR, Inc.

KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

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Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

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Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company's indemnities from its former parent; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Nelson Rowe
Senior Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com